EXHIBIT 6.5
THREE-PARTY AGREEMENT

THREE-PARTY AGREEMENT

This Agreement (the “Agreement”), effective as of November 15, 2017 (the “Effective Date”), is entered into by and among Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation (the “REIT”), Cottonwood Multifamily Opportunity Fund O.P., LP, a Delaware limited partnership (the “Operating Partnership”) and Cottonwood Capital Property Management II, LLC, a Delaware limited liability company (“Cottonwood Management”). The REIT, the Operating Partnership and Cottonwood Management are individually referred to as a “Party” and collectively referred to as the “Parties.”

WHEREAS, the Operating Partnership is the operating partnership of the REIT. The Operating Partnership intends to form one or more joint ventures (the “Joint Ventures”) with Cottonwood Residential O.P., LP, a Delaware limited partnership or a subsidiary thereof (“CROP”) for the purpose of investing in and acquiring multifamily construction and development projects (the “Projects”) and multifamily development related assets (including, but not limited to, investments in mezzanine loans to, or preferred equity interests in, entities that have been formed for the purpose of developing multifamily construction and development projects) (the “Real Estate Related Assets”).

WHEREAS, the REIT intends to offer shares of common stock of the REIT (the “Shares”) pursuant to the Offering Statement on Form 1-A filed with the Securities and Exchange Commission (the “SEC”) for qualification (the “Offering”).

WHEREAS, Cottonwood Management has agreed to be obligated to pay all the selling commissions and managing broker-dealer fees (the “Selling Expenses”) and the organizational and offering expenses (the “Organization and Offering Expenses”) related to the Offering.

WHEREAS, in connection with the transactions described herein, the REIT has agreed that it shall enter into an Asset Management Agreement with Cottonwood Management in order to avail itself of the experience, sources of information, advice, assistance and certain facilities available to Cottonwood Management.

WHEREAS, the Operating Partnership may enter into property management agreements (the “Property Management Agreements”) with Cottonwood Management with respect to Projects owned by the Operating Partnership (or a subsidiary thereof). In addition, the Operating Partnership and CROP have agreed that they may cause the Joint Ventures (or subsidiaries thereof formed for the purpose of acquiring Projects) to enter into property management agreements (the “Property Management Agreements”) with Cottonwood Management with respect to the Projects owned by the Joint Ventures (or subsidiaries thereof).

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties hereby agree as follows:

1.          Payment of Expenses.

1.1.          Organization and Offering Expenses. Until the termination of the Offering, which shall occur on the earliest of: (i) the sale of $50,000,000 of Shares or (ii) a determination by the REIT’s board of directors to terminate the Offering (the “Offering Termination Date”), Cottonwood Management shall pay the Organization and Offering Expenses as its direct obligation.

1.2.          Commissions. Cottonwood Management shall enter into the Managing Broker-Dealer Agreement with the REIT and Orchard Securities, LLC (the “Managing Broker-Dealer Agreement”), pursuant to which Cottonwood Management will be obligated to pay the Selling Expenses due pursuant to the Managing Broker-Dealer Agreement. The REIT shall be responsible for all obligations assigned to it in the Managing Broker-Dealer Agreement.

2.          Asset Management Agreement. The REIT and Cottonwood Management will enter into an Asset Management Agreement, the form of which is attached hereto to as Exhibit A. The Asset Management Agreement may not be terminated until the Termination Date, other than because of the fraud, willful misconduct or gross negligence of Cottonwood Management, as determined by a final, non-appealable judgement of a court of competent jurisdiction.

3.          Property Management Agreements.

3.1.          Fees. Each Property Management Agreement shall provide that Cottonwood Management shall receive the fees set forth in the form Property Management Agreement attached hereto as Exhibit B. In addition, affiliates of CROP may receive the fees set forth on Schedule 1, among others.

3.2.          Duration. Each Property Management Agreement entered into pursuant to Section 3.1 shall not terminate until the earlier of (i) the sale of the applicable Project or (ii) the Termination Date. Notwithstanding the above, a Property Management Agreement may be terminated prior to the Termination Date (i) because of the fraud, willful misconduct or gross negligence of Cottonwood Management, as determined by a final, non-appealable judgement of a court of competent jurisdiction or (ii) by the holder of any loan secured by the applicable Project pursuant to the terms of the applicable loan documents.

4.          Termination Date. For purposes of this Agreement, “Termination Date” shall mean the June 30, 2025, which may be extended for up to 4 additional 1 year periods as set forth in the Articles of Restatement of the REIT (the “Liquidation Date”); provided, however, if the REIT has listed its shares on a national exchange, over the counter exchange or the substantial equivalent thereof (as such terms are defined in the Articles of Restatement of the REIT) or if the REIT is involved in a merger with another entity, the Property Management Agreement shall continue until the Liquidation Date.

5.          Miscellaneous.

5.1.          Counterparts. This Agreement may be executed in several counterparts, which may be delivered by facsimile or electronic mail, and all so executed shall constitute one Agreement, binding on all of the Parties hereto, notwithstanding that all of the Parties are not signatory to the original or the same counterpart.

5.2.          Further Acts and Documents. Each of the Parties hereto hereby covenants and agrees to execute and deliver such further instruments, documents and other agreements and to do such further acts and things as may be necessary to carry out the purposes of this Agreement.

5.3.          Notices. All notices under this Agreement shall be in writing and shall be given to the Party entitled thereto, by personal service or by mail, posted to the address set forth below for such person or at such other address as such Party may specify in writing.

To REIT:

Cottonwood Multifamily Opportunity Fund, Inc.

6340 South 3000 East, Suite 500

Salt Lake City, UT 84121

Attn: Gregg Christensen

To the Operating Partnership:

Cottonwood Multifamily Opportunity Fund O.P., LP

6340 South 3000 East, Suite 500

Salt Lake City, UT 84121

Attn: Gregg Christensen

To Cottonwood Management:

Cottonwood Capital Property Management II, LLC

6340 South 3000 East, Suite 500

Salt Lake City, UT 84121

Attn: Gregg Christensen

5.4.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Utah.

5.5.          Venue. Any action relating to or arising out of this Agreement shall be brought only in a court of competent jurisdiction located in Salt Lake City, Utah.

5.6.          Successors and Assigns. The terms and provisions of this Agreement shall be bind upon and shall inure to the benefit of the successors and assigns of the respective Parties.

[signatures on following page]

IN WITNESS WHEREOF, this Agreement is effective as of the date first set forth above.

REIT:

Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation

By:	/s/ Gregg Christensen
Gregg Christensen, Exec. Vice President

OPERATING PARTNERSHIP:

Cottonwood Multifamily Opportunity Fund O.P., LP, a Delaware limited partnership

By:	CW Multifamily Opportunity Fund GP, LLC, a Delaware limited liability company, its general partner

	By:	Cottonwood Multifamily Opportunity Fund, Inc., a Maryland corporation, its sole member

		By:	/s/ Gregg Christensen
Gregg Christensen, Exec. Vice President

COTTONWOOD MANAGEMENT:

COTTONWOOD CAPITAL PROPERTY MANAGEMENT II, LLC, a Delaware limited liability company

By:	Cottonwood Capital Holdings, LLC, a Delaware limited liability company, its sole member

	By:	Cottonwood Capital Management, Inc., a Maryland corporation, its sole member

		By:	/s/ Gregg Christensen
Gregg Christensen, Executive Vice President

[Exhibit 6.5 – Three-Party Agreement]

IN WITNESS WHEREOF, this Agreement is effective as of the date first set forth above.

CROP, with respect to its obligations described in Section 3 of this Agreement:

Cottonwood Residential O.P., LP, a Delaware limited partnership

By:	Cottonwood Residential, Inc., a Delaware corporation, its General Partner

	By:	/s/ Gregg Christensen
Gregg Christensen, Exec. Vice President

[Exhibit 6.5 – Three-Party Agreement]

SCHEDULE 1

FEES TO AFFILIATES OF CROP

(1)         Property Management Corporate Service Fee – Cottonwood Capital Property Management II, LLC may allocate a fee each month to each of the Cottonwood Joint Ventures which is intended to allocate certain costs incurred by Cottonwood Capital Property Management II, LLC and its affiliated entities with respect to all assets under management by such entities including, without limitation, leasing, technical support, postage, legal fees, travel, payroll services, marketing fees, LRO/revenue management and Yardi services. Cottonwood Capital Property Management II, LLC believes that the size of its management platform results in economies of scale with respect to such costs and relative to what these costs would be if charged by a third party to us or the Cottonwood Joint Ventures. This fee may vary each month and will be dependent on the number of assets managed by Cottonwood Capital Property Management II, LLC and its affiliates and the actual overhead expenses incurred. Cottonwood Capital Property Management II, LLC will have the right to retain any excess over actual costs and the amount of the fee charged.

(2)         Insurance Fee – Cottonwood Capital Property Management II, LLC, through its wholly-owned insurance company, may provide insurance for the multifamily construction and development projects and, in such circumstance, will receive a risk management fee equal to 10% of the insurance premium. Cottonwood Capital Property Management II, LLC will also be entitled to retain any excess of the funded aggregate deductible not used to pay claims. Greentree Risk Management, Inc., a licensed insurance broker affiliated with Cottonwood Capital Property Management II, LLC, will receive 20% of the brokerage fee charged with respect to the placement of all insurance policies for the multifamily construction and development projects.

(3)         Managing Broker-Dealer Fee – Cottonwood Capital Property Management II, LLC will pay the REIT’s managing broker-dealer a managing broker-dealer fee equal to 3% of the gross offering proceeds. The REIT’s managing broker-dealer may re-allow 1.25% of the managing broker-dealer fee, as a wholesale commission, to certain employees of Cottonwood Residential Inc. or Cottonwood Residential O.P., LP.

(4)         Sales commissions – Cottonwood Capital Property Management II, LLC will pay the REIT’s managing broker-dealer sales commissions of up to 6% of the gross offering proceeds. The REIT’s managing broker-dealer may re-allow such sales commissions to certain employees of Cottonwood Residential Inc. or Cottonwood Residential O.P., LP who sell shares of the REIT’s common stock.

(5)         Property Management Fee – Following the stabilization of a project, Cottonwood Capital Property Management II, LLC may receive a property management fee in an amount up to 3.5% of the annual gross revenues of the REIT’s multifamily construction and development projects it manages.

(6)         Lease-up Fee – During the development of a project, Cottonwood Capital Property Management II, LLC may receive for its services in leasing-up a property a lease-up fee in an amount equal to 3.5% of projected stabilized revenues until such time as the project reaches stabilization, commencing two months before the opening of a temporary leasing office on the site.

(7)         Development Fee – Cottonwood Capital Property Management II, LLC, or an affiliate, may receive, for services provided in developing a property, a fee in an amount not to exceed 5% of the project budget of the multifamily construction and development project.

(8)         General Contractor Fee – Cottonwood Capital Property Management II, LLC, or an affiliate, may receive, for general contracting services provided, a fee in an amount not to exceed 5% of the project budget hard costs of the multifamily construction and development project.

(9)         Construction Management Fee – Following the stabilization of a project, Cottonwood Capital Property Management II, LLC may receive for its services in supervising any renovation or construction project in excess of $5,000 in or about each property a construction management fee equal to 5% of the cost of the amount that is expended. In the event that Certis Construction, LLC has been hired as the general contractor with respect to any renovation or construction project, Cottonwood Capital Property Management II, LLC will not receive the construction management fee for such renovation or construction project. No construction management fee will be paid in connection with the development of a project.

(10)        Asset Management Fee – Cottonwood Capital Property Management II, LLC will receive an annual asset management fee in an amount equal to 0.75% of the project cost during development and 0.75% of the projected gross book value of the REIT’s assets thereafter (until such time as the REIT’s board of directors has established a net asset value of the REIT’s assets, at which point it shall equal 0.75% of the gross asset value determined pursuant to the most recent net asset value). The REIT plans to determine the net asset value of its common stock no later than 150 days following the second anniversary of this offering being qualified by the SEC, and quarterly thereafter. The asset management fee will be paid by the REIT and not the Cottonwood Joint Ventures. As a result, it will be paid from the REIT’s share of income generated by the Cottonwood Joint Ventures.

(11)        Loan Coordination Fee – Cottonwood Capital Property Management II, LLC may receive for its services in making or acquiring and disposing a development-related mezzanine loan or arranging for and disposing a preferred equity investment a loan coordination fee in an amount equal to (i) upon origination of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity, and (ii) upon disposition of the investment, 1.0% of the principal amount of the mezzanine loan or face value of the preferred equity.

(12)        Fees from Other Services – Affiliates of Cottonwood Capital Property Management II, LLC – Cottonwood Capital Property Management II, LLC may retain third parties, including certain of its affiliates, for necessary services relating to its investments or its operations, including any construction services, resident indemnification, utility management, internet and television services, and vendor verification and other similar operational matters. Any fees paid to affiliates of Cottonwood Capital Property Management II, LLC for any such services will not reduce the management fee. Any such arrangements will be at market terms and rates.

EXHIBIT A

ASSET MANAGEMENT AGREEMENT

EXHIBIT B

FORM PROPERTY MANAGEMENT AGREEMENT